BROOKFIELD INVESTMENT FUNDS
FORM OF SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of [                                                                                                ], 2014, to the Custody Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its separate series listed on Exhibit C and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and Custodian desire to amend Amended Exhibit C to the Agreement to add the Brookfield Real Assets Securities Fund and to remove the Brookfield Global High Yield Fund; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit C, shall be superseded and replaced with Second Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANK NATIONAL ASSOCIATION

By: ________________________	By: ________________________

Name:	Name:

Title:	Title:

Second Amended Exhibit C

to the Custody Agreement

Fund Names

Separate Series of BROOKFIELD INVESTMENT FUNDS

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund